Exhibit 10.3

HALE CAPITAL PARTNERS, LP

17 State Street, Suite 3230

New York, NY 10004

November 17, 2017

FalconStor Software, Inc. 2 Huntington Quadrangle Melville, NY 11747 Attention: Todd Brooks, CEO

Dear Todd:

Reference is hereby made to that certain Term Sheet, dated on or around October 6, 2017 (the “Term Sheet”), by and between Hale Capital Partners, LP (“HCP”) and FalconStor Software, Inc. (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Term Sheet.

The Term Sheet contemplates (i) a short-term secured loan to the Company from HCP or its affiliates in the amount of Five Hundred Thousand Dollars ($500,000) (the “Short-Term Loan”) and (ii) a certain financing (the “Financing”) to certain eligible stockholders of the Company who own stock as of the date hereof (“Eligible Stockholders”) (which financing shall be conducted via a private placement) of Forty Million (40,000,000) Units (the “Units”) priced at approximately $0.350 per Unit for total offering proceeds of approximately Fourteen Million Seventy Thousand Dollars ($14,080,000) (the “Total Offering Proceeds”), with (i) Four Million Dollars ($4,000,000) of the Total Offering Proceeds being paid to the Company from the purchasers of Units in exchange for the portion of the Units consisting of Secured Debt and Financing Unit Warrants (as such terms are defined below); and (ii) Ten Million Seventy Thousand Dollars ($10,080,000) of the Total Offering Proceeds being paid to HCP-FVA, LLC (“FVA”) for a purchase of a portion of its Series A Preferred Stock of the Company (the “Preferred Stock”). The Financing shall be limited to Eligible Stockholders unless otherwise mutually agreed to by HCP and the Company. The price per Unit and the Total Offering Proceeds payable to FVA are subject to increase to take into account accretion of the Preferred Stock from and after the date hereof. Each Unit purchased in the Financing shall consist of:

•	0.0225 shares of secondary Preferred Stock with a liquidation preference of $0.252 per Unit (for a total liquidation value of $10.08 million assuming full subscription) and a per Unit price of $0.252 (the “Unit Preferred Stock Price”). The Preferred Stock cost basis shall continue to accrue and reflect actual value on the closing date of the Financing (and which accretion shall result in an increase to the Unit Preferred Stock Price). Shares of Preferred Stock shall be acquired directly from FVA;
•	$0.10 per Unit in senior secured debt (for total senior secured debt of Four Million Dollars ($4,000,000) assuming full subscription of the 40,000,000 Units) (the “Secured Debt”), which debt shall have a maturity date of three (3) years from the date of issuance and shall be on economic terms substantially the same as the economic terms set forth in the Term Sheet and herein or as otherwise agreed to by the Company and HCP; and

•	warrants to purchase 12.233 shares (or such greater number to take into account accretion of the Preferred Stock from the date hereof) of common stock, par value $0.001 per share (the “Common Stock”), of the Company (the “Financing Unit Warrants”) at a nominal consideration ($.00001). The Financing Unit Warrants shall have an exercise price of $0.001 per share.

Concurrently herewith, the Company and FVA (the “Lender”) are entering into that certain Loan and Security Agreement (the “Loan Agreement”) pursuant to which, among other things, the Lender is making, on the date hereof (the “Loan Closing Date”), the Short-Term Loan to the Company on the terms and conditions set forth in the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement).

In order to ensure that the Company receives at least Three Million Dollars ($3,000,000) of Total Offering Proceeds from the Financing, the Company has requested that HCP commit to purchase, and pre-fund, (the “HCP Commitment”) seventy-five percent (75%) of the total number of Units to be issued in the Financing (inclusive of the Units issuable to the Lender upon conversion of the indebtedness evidenced by the Short Term Loan). HCP is willing to provide the HCP Commitment on the terms and conditions set forth herein:

1.       HCP Minimum Purchase Right. HCP and its affiliates shall have the right to purchase twenty-five percent (25%) of the Units to be issued in the Financing (the “HCP Minimum Purchase”).

2.       Pre-Funding of HCP Commitment. The Company shall promptly pursue, and seek to consummate, the Financing. HCP shall, if requested by the Company, in writing (a “Pre-Funding Commitment Notice”), pre-fund all or a portion of the HCP Commitment within ten (10) Business Days (as defined in the Loan Agreement) of receipt of such notice, subject to the satisfaction of the Funding Conditions (as defined below). The obligation of HCP to pre-fund all or any portion of the HCP Commitment specified in a Pre-Funding Commitment Notice is subject to: (v) the execution and delivery of definitive documentation (the “Definitive Documentation”) pertaining to the purchase of Units by HCP and/or its affiliates, which Definitive Documentation shall (i) include an amended and restated Loan Agreement on terms and conditions reasonably satisfactory to HCP, (ii) contain customary representations, warranties, covenants and indemnities, and (iii) be consistent with the terms and conditions for the Financing set forth in the Term Sheet and this letter agreement and be acceptable to HCP, in its reasonable discretion (the “Financing Terms”); (w) the Company reimbursing HCP and its affiliates for all of its documented out-of-pocket legal and other expenses incurred in connection with the preparation, negotiation and documentation of the Definitive Documentation and all transactions contemplated thereby, up to a maximum of $75,000 (which amount, for the avoidance of doubt, is in addition to the expenses reimbursed under the Loan Agreement for the Short-Term Loan), with additional fees and expenses, if any, subject to the prior approval of the Company, which approval shall not be unreasonably withheld, delayed or conditioned; (x) the Company covenanting and agreeing to use its best efforts to consummate the Financing with Eligible Stockholders no earlier than six (6) months but not later than seven months (7) following the purchase of Units by HCP and/or its affiliates pursuant to the HCP Commitment, unless otherwise agreed to be HCP; (y) the satisfaction of those conditions precedent set forth in the Term Sheet under the section thereof entitled “Conditions Precedent to Borrowing”; and (z) the Company issuing to HCP (or its specified affiliate) the Remaining STL & Backstop Warrants (as defined below) (collectively, the “Funding Conditions”). HCP, in its sole discretion, may waive any of the Funding Conditions. To the extent HCP (or its affiliate) pre-funds all or a portion of the HCP Commitment pursuant to a Pre-Funding Commitment Notice, (i) any portion of the Secured Debt pre-funded by HCP (or its affiliate) in excess of the HCP Minimum Purchase shall be repaid by the Company from any proceeds of the Financing from Eligible Stockholders and (ii) any Financing Unit Warrants issued to HCP (or its affiliate) that are attributable to the Secured Debt being repaid pursuant to clause (i) above shall be cancelled. HCP and its affiliates shall be entitled to the same registration rights as are afforded to the Eligible Stockholders with respect to any Units purchased by HCP and its affiliates. For purposes of clarity, HCP shall not be obligated to purchase (whether pursuant to the HCP Commitment or otherwise) more than seventy-five percent (75%) of the Units to be issued in the Financing and the Total Offering Proceeds being raised by the Company from the Financing shall not exceed Four Million Dollars ($4,000,000).

3.       Loan & Backstop Warrants. In consideration for HCP’s affiliate providing the Short-Term Loan and HCP providing the HCP Commitment, the Company shall issue to HCP (or its designated affiliate) warrants to purchase 55,436,510 shares of Common Stock (the “STL & Backstop Warrants”) at an exercise price of $0.001 per share. The Company shall issue and deliver to HCP (or its designated affiliate) the STL & Backstop Warrants as follows: (i) on the Loan Closing Date (or, if agreed to by HCP, up to three (3) days following the Loan Closing Date), the Company shall issue and deliver to HCP (or its designated affiliate) twenty-five percent (25%) of the STL & Backstop Warrants (i.e. warrants to purchase 13,859,128 shares of Common Stock) (the “Initial STL & Backstop Warrants”), which Initial STL & Backstop Warrants shall be in the form attached to the Loan Agreement and shall be on the same terms and conditions as the Financing Unit Warrants; and (ii) on the earlier to occur of (x) the date that HCP or its affiliate pre-funds any portion of the HCP Commitment, (y) the date that HCP or its affiliate funds any portion of the HCP Commitment or (z) the closing of the Financing with any Eligible Stockholders, the Company shall issue and deliver seventy-five percent (75%) of the STL & Backstop Warrants (i.e. warrants to purchase 41,577,382 shares of Common Stock) (the “Remaining STL & Backstop Warrants”) to HCP or its designated affiliate, which Remaining STL & Backstop Warrants shall be in the same form, and on the same terms and conditions as, the Initial STL & Backstop Warrants. Notwithstanding the foregoing, in the event (i) the Funding Conditions have been satisfied in all respects (including the negotiation and preparation of Definitive Documentation acceptable to HCP), the Company remains prepared to consummate the financing with HCP contemplated by the Pre-Funding Commitment Notice on the Financing Terms and in accordance with the Definitive Documentation and HCP fails to fund any or all of the HCP Commitment within ten (10) Business Days of receipt of the Pre-Funding Commitment Notice and (ii) the Company notifies HCP of its failure to fund following the expiration of such ten (10) Business Day period despite the confirmation of all of the conditions thereto specified in clause (i) above (a “Commitment Failure Notice”) and HCP fails to cure such failure to fund within three (3) Business Days following receipt of the Commitment Failure Notice, then all of the STL & Backstop Warrants (or the Common Stock into which they were converted on a post-cashless exercise basis) shall be cancelled. For the avoidance of doubt, if the Company seeks to change the Financing Terms, moves forward with alternative financing or the HCP Commitment expires in accordance with Section 4 below, HCP (or its designated affiliate, as applicable, holding the STL & Backstop Warrants) shall be entitled to retain all of the STL & Backstop Warrants previously issued to it and such STL & Backstop Warrants shall not be subject to cancellation. In addition, if more than 20,000,000 Units in the Financing are subscribed for and purchased by Eligible Stockholders (other than HCP and its affiliates) on the terms outlined herein and in the Term Sheet, then fifty percent (50%) of the Common Stock issued to HCP (or its designated affiliate, as applicable) upon exercise of the STL & Backstop Warrants, as determined on a post-cashless exercise basis, shall be cancelled. With respect to any STL & Backstop Warrants issued to HCP and its affiliates, HCP and its affiliates that hold the STL & Backstop Warrants shall exercise the STL & Backstop Warrants, up to the maximum amount of available authorized stock, and vote the shares of Common Stock issuable upon exercise thereof in favor of an amendment to the Company’s Certificate of Incorporation necessary to increase the authorized Common Stock in order to permit the consummation of the Financing and the issuance of the securities issuable in connection therewith. For the avoidance of doubt, the STL & Backstop Warrants are in addition to any Units (including any Financing Unit Warrants) to be purchased by HCP and its affiliates in connection with the Financing (including in respect of any pre-funding of all or a portion of the HCP Commitment).

4.       Expiration Date. The HCP Commitment shall expire and be of no further force and effect following the earlier to occur of (y) the date that HCP or its affiliate pre-funds any portion of the HCP Commitment and (z) December 31, 2017.

In connection with any future debt or equity financing of the Company conducted within eighteen (18) months from the Loan Closing Date, HCP and its affiliates shall have the right to participate in any future debt or equity financing of the Company based on its percentage ownership of the outstanding Common Stock (as determined on a fully-diluted basis and without giving effect to any limitations on conversion contained in the Preferred Stock).

The Company and HCP shall work together, in good faith, to maximize the preservation of the Company’s net operating losses.

This letter agreement (the “Letter Agreement”), together with the Term Sheet, the Loan Agreement and the other documents referenced herein, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior letters and understandings, both written and verbal, between the parties with respect to the subject matter hereof.

This Letter Agreement may not be assigned by HCP or the Company without the express written consent of the other party. This Letter Agreement shall not be amended, in whole or in part, without the prior written consent of both parties hereto.

If it shall be determined by a court of competent jurisdiction that any provision or wording of this Letter Agreement shall be invalid or unenforceable under applicable law, such invalidity or unenforceability shall not affect the entire Letter Agreement; rather, the Letter Agreement shall be construed so as to limit any such term or provision so as to make it enforceable or valid within the requirements of the relevant applicable law; and in the event that the term or provision cannot be so limited, this Letter Agreement shall be construed to omit such invalid or unenforceable provisions.

This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York (without regard to conflict of law principles). This Letter Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement. A PDF or facsimile copy of an executed signature page shall have the same effect as an original executed signature page.

[The remainder of this page has been left intentionally blank]

If you are in agreement with the terms of this Letter Agreement, please execute this letter agreement in the spaces indicated below.

HALE CAPITAL PARTNERS, LP

By:	/s/ Martin Hale
Name:	Martin Hale
Title:	Chief Executive Officer

Acknowledged and Agreed to by:

FALCONSTOR SOFTWARE, INC.

By:	/s/ Patrick McClain
Name:	Patrick McClain
Title:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary